Exhibit 99.1

Eagle Broadband Reports Second Quarter 2006 Results

HOUSTON, Apr 12, 2006 (BUSINESS WIRE) -- Eagle Broadband, Inc. (AMEX:EAG), a leading provider of broadband, Internet Protocol (IP) and communications technology and services, today announced financial results for its fiscal 2006 second quarter ending February 28, 2006.

Total revenues in the second quarter were $1.76 million compared to revenues of $2.68 million for the same period last year. Cost of goods sold decreased by 58% to $1.54 million for the second quarter, as compared to $3.64 million for the second quarter fiscal 2005. The result was a gross profit of $222,000 for the second quarter or an increase of 123%, as compared to a negative gross profit of $960,000 for the same period last year. Operating expenses for the second quarter were $3.81 million, which is a 52% decrease from the same period last year when Eagle incurred $8.88 million in operating expenses. Net loss from operations was $4.0 million for the second quarter of 2006, which is a 56% reduction compared to the same period last year when Eagle incurred a $9.3 million net loss from operations.

"Throughout the second quarter, we have continued to realign staff and resources for our key market areas: IPTV Complete, SatMAX, Set-Top Boxes and providing solutions with Managed Services," said Dave Micek, President and CEO of Eagle Broadband. "The results are two successive quarters with positive gross profit, continued to reduce our operating expenses as compared to the same period last year, and reduced our net loss in the current quarter as compared to the same period last year. Eagle will continue to aggressively monitor and reduce costs as we move toward profitability."

Summary of financial and operational highlights in the 2006 second quarter includes:

-- Achieved a $222,000 gross profit for the quarter, as compared to a negative gross profit of $960,000 for the same period last year

-- 52% reduction in second quarter operating expenses versus the comparable period last year

-- 58% reduction in salaries and related costs to $1.3 million as compared to $3.1 million for the same period last year

-- 56% reduction in net loss from operations this quarter to $4.0 million as compared to the comparable period last year quarterly net loss of $9.3 million

-- Eagle launched a new portable version of SatMAX, known as the Alpha Emergency Communications Solution - "SatMAX in a suitcase."

-- Eagle established an important reselling relationship with World Communication Center (WCC) for Eagle's SatMAX product line.

-- Eric Flores will manage SatMAX Sales. Eric was previously with Eagle's Managed Services division.

-- Within the IPTV Solutions division, Eagle has consolidated all sales activities under the leadership of Al McCabe, Eagle's Vice President of Sales.

-- Russell Buras is now General Manager for the SatMAX division. Buras previously managed our Security and traditional cable businesses.

-- Dick Sanger, Vice President of Administration, is now responsible for our Managed Services division.

About Eagle Broadband

Eagle Broadband, Inc. is a provider of broadband, Internet protocol (IP) and satellite communications products and services. The Company's business activities are focused on the following core areas:

IPTVComplete(TM), delivering over 200 channels of digital television content via IP to many market sectors, such as to telephone companies or multi-dwelling unit operators (e.g., condominiums), including Eagle's MediaPro standard or high-definition set-top boxes for both hospitality and IPTV customers; SatMAX(TM), Eagle's patented satellite telephony extension technology for indoor applications for enterprise, military and other government customers, especially in portable First Responder situations with Eagle's new Alpha "SatMAX(TM) in a suitcase" model; and Managed Services, through which Eagle provides various IP and satellite-related technology implementations to a broad cross section of markets, including remote network management, structured cabling and IT integration services.

The company is headquartered in League City {Greater Houston area}, Texas. For more information, please visit www.eaglebroadband.com or call 281-538-6000.

EAGG

Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

SOURCE: Eagle Broadband, Inc.

Eagle Broadband, Inc.
League City {Greater Houston area}, Texas CWR & Partners Ronnie Welch, 508-222-4802